UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: September 1, 2005
(Date of earliest event reported: August 26, 2005)

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On August 26, 2005, Century Casinos, Inc. (“the Company”), through its subsidiary Century Casinos Caledon (Pty) Limited (“CCAL”) received a 60.0 million Rand (approximately $9.3 million) term loan from Nedbank Limited. In connection with the loan, CCAL and Nedbank entered into a Loan Agreement specifying the terms of the loan. Pursuant to the Loan Agreement, monthly principal and interest installment payments of 1.3 million Rand are due on the first day of each month. The loan matures on January 9, 2010, at which time any outstanding principal and interest will be due. The proceeds of the Loan Agreement are being used to repay the remaining balance of an existing loan with ABSA Bank, to provide additional working capital for and fund the expansion of the Caledon Casino and to fund future growth in South Africa. The Note bears interest at the South African Prime Rate (currently 10.5%) minus 1.5% and is secured by 10.0 million Rand of CCAL’s assets and 100% of the issued share capital of CCAL. The Company has the option to prepay the loan, without penalty, upon 90 days written notice.

Item 1.02 Termination of a Material Definitive Agreement
    The disclosure contained in "Item 1.01 Entry into a Material Definitive Agreement" of the Current Report on Form 8-K furnished on August 2, 2005 is incorporated in this Item 1.02 by reference. In connection with the repayment of ABSA bank, the loan agreement between CCAL and ABSA bank has been terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
    The disclosure contained in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.
 (c) Exhibits
    10.152 Loan agreement by and between Century Casinos Caledon (Pty) Limited and Nedbank Limited dated August 26, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: September 1, 2005                          By : /s/ Ray Sienko
Ray Sienko, Chief Accounting Officer